[Execution]

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (hereinafter referred to as this “Amendment”) is made and entered into as of September 28, 2007, by and between INNOTRAC CORPORATION, a Georgia corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”).

BACKGROUND STATEMENT

A.         Borrower and Bank are parties to the Third Amended and Restated Loan and Security Agreement, dated March 28, 2006, as amended by the First Amendment Agreement, dated as of July 24, 2006, the Waiver and Amendment Agreement, dated as of November 14, 2006, the Second Waiver and Amendment Agreement, dated as of April 16, 2007, and the Fourth Amendment Agreement, dated as of June 29, 2007 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

B.         Borrower has requested that the Bank amend certain provisions of the Loan Agreement as hereinafter set forth, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1.	Definitions.

(a)        Additional Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

“Additional Subordinated Term Loans” shall have the meaning given to the term “Additional Term Loans” in the Subordinated Term Loan Agreement.

“Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“EBITDA” means, for any applicable period, the sum of (A) consolidated net income of Borrower and its Subsidiaries for such period (computed without regard to any extraordinary items of gain or loss as determined by GAAP) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, and (3) depreciation and amortization, less (C) non-cash gains.

“Fifth Amendment” shall mean the Fifth Amendment to Loan and Security Agreement, dated September 28, 2007, by and among Borrower, Obligor and Bank.

“Fifth Amendment Effective Date” means the first date on which all of the conditions precedent to the effectiveness of the Fifth Amendment shall have been satisfied or shall have been waived by Bank.

“Fixed Charge Coverage Ratio” means, during any period of determination: (i) EBITDA for such period, plus rent expense incurred during such period, less the sum of (A) all unfinanced Capital Expenditures made in such period, and (B) any dividends and distributions paid in such period and (C) cash taxes paid in such period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next twelve (12) months as of the end of the most recent fiscal month (excluding the repayment of the Obligations) plus (B) cash interest payments paid in such period, plus (C) Pro-Forma Term Loan Interest, plus (D) rent expense paid during such period plus (E) all cash payments made by Borrower during such period consisting of the following ClientLogic Deferred Payments: (1) the earn-out payment due on or before April 2008, and (2) any other consideration paid in connection with the Client Logic Acquisition (other than the $800,000 deferred purchase payment due in February 2007).

“Funded Debt” means, with respect to any Person, without duplication, (a) all Debt for borrowed money, and (b) all Debt evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, in each case, that by its terms matures more than one (1) year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from, the date of creation thereof, and including, without limitation, Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and Guaranteed Obligations in respect of Funded Debt of other Persons.

“Guaranteed Obligations” means, with respect to any Person, without duplication, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided that the term Guaranteed Obligations shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranteed Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligations is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

2

“Loans” means the loans now or hereafter made by Bank to Borrower on a revolving basis pursuant to Section 2.1 hereof (involving advances, repayments and readvances).

“Pro-Forma Term Loan Interest” means, for any applicable period, an amount equal to (a) the principal amount of the Subordinated Term Loans multiplied by the then effective rate of interest on the Subordinated Term Loans less (b) the amount of cash interest payments paid in such period with respect to the Subordinated Term Loans.

“Subordinated Debt” means Debt and all other obligations owed by Borrower to any Person other than Bank which are subordinated to the Obligations.

“Subordinated Term Loan Agent” means Chatham Credit Management III, LLC, a Georgia limited liability company, in its capacity as agent for the Subordinated Term Loan Lenders, and any replacement or successor agent under the Subordinated Term Loan Agreement.

“Subordinated Term Loans” means, collectively, the Subordinated Debt consisting of the term loan made by Subordinated Term Loan Lenders to Borrower under the Subordinated Term Loan Agreement on the Fifth Amendment Effective Date in the amount equal to $5,000,000 and the Additional Subordinated Term Loans.

“Subordinated Term Loan Agreement” means the Second Lien Loan and Security Agreement dated as of the Fifth Amendment Effective Date, by and among Borrower, Subordinated Term Loan Agent and Subordinated Term Loan Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Subordinated Term Loan Debt” means the Subordinated Debt consisting of the Subordinated Term Loans and all other obligations owing by Borrower to Subordinated Term Loan Agent and Subordinated Term Loan Lenders under the Subordinated Term Loan Agreement from time to time.

“Subordinated Term Loan Documents” means, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed or replaced): (a) the Subordinated Term Loan Agreement and (b) all agreements, documents and instruments executed and delivered in connection therewith and related thereto.

“Subordinated Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Fifth Amendment Effective Date, between Bank and Subordinated Term Loan Agent, as acknowledged by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Subordinated Term Loan Lenders” means, collectively, the financial institutions from time to time party to the Subordinated Term Loan Agreement as lenders, and their respective successors and assigns; each sometimes being referred to herein individually as a “Subordinated Term Loan Lender”.

3

“Subordinated Term Loan Termination Date” means the earliest of (i) March 1, 2009, (ii) the date on which Borrower terminates the Subordinated Term Loan Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (iii) the date on which Subordinated Term Loan Lenders terminate their obligations to make loans and other extensions of credit to Borrower pursuant to Section 8.2(a) of the Subordinated Term Loan Agreement.

(b)	Amendments to Definitions.

(i) The definition of “Revolver Commitment” set forth in Section 1.1 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Revolver Commitment’ means the commitment of Bank, subject to the terms and conditions herein, to make Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $15,000,000 at any one time.”

(c)        Interpretation. Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

2.	Financial Information.

(a)        Section 5.6 of the Loan Agreement is hereby amended by deleting subsection (d) thereof in its entirety and replacing it with the following:

“(d) Compliance and No Default Certificates. Together with each report required to be delivered by subsection (b) above in connection with the end of each fiscal month and required to be delivered by subsection (c) above, a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its president or controller certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto, and in addition, Borrower’s Chief Financial Officer shall deliver a copy of such compliance certificate to Borrower’s independent auditors and to the members (if any) of the audit committee of the Board of Directors of Borrower.”

(b)       Section 5.6 of the Loan Agreement is hereby further amended by deleting the first sentence of subsection (i) thereof in its entirety and replacing it with the following:

“Not later than the thirtieth (30th) day following the commencement of each fiscal year of Borrower, deliver Projections (as hereinafter defined) to Bank for Borrower for such fiscal year.”

3.         Covenants Regarding Collateral. Section 5.12 of the Loan Agreement is hereby amended by deleting subsection (e) thereof in its entirety and replacing it with the following:

“(e) except for (i) sales of Inventory in the ordinary course of business, (ii) the voluntary termination of Swap Agreement to which Borrower or such Subsidiary is a party, and (iii) Permitted Liens, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;”.

4

4.         Debt. Section 6.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.1     Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following (“Permitted Debt”):

(a) the Obligations;

(b) endorsement of checks for collection in the ordinary course of business;

(c) accounts payable to trade creditors which commencing on and after January 1, 2008, are not aged more than ninety (90) days from billing date and current operating expenses (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being Properly Contested;

(d) purchase money Debt not exceeding $2,000,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased; and

(e) Debt for taxes not at the time due and payable or deferred taxes or which are being actively Properly Contested;

(f) the Subordinated Term Loan Debt (as in effect on the Fifth Amendment Effective Date or as permitted to be amended hereunder), provided, that, each of the following conditions is satisfied as determined by Bank:

(i) the aggregate principal amount of the Subordinated Term Loan made by Subordinated Term Loan Lenders to Borrower on the Fifth Amendment Effective Date shall not exceed $5,000,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus any interest in accordance with the terms of the Subordinated Term Loan Agreement (as in effect on the Fifth Amendment Effective Date or as permitted to be amended hereunder);

(ii) Bank shall have received true, correct and complete copies of all of the Subordinated Term Loan Documents and all other agreements, documents, and instruments evidencing or otherwise related to the Subordinated Term Loan Debt, each as executed and delivered by the parties thereto;

(iii) Borrower shall not, directly or indirectly, make any payments or prepayments in respect of the Subordinated Term Loan Debt, except that:

(A) subject to the terms of the Subordinated Term Loan Intercreditor Agreement, Borrower may: (1) pay the fees and expenses payable to Subordinated Term Loan Agent and Subordinated Lenders on the date of the Fifth Amendment Effective Date in accordance with the terms of the Subordinated Term Loan Documents, including the first facility fee in the amount of $150,000 which is due and payable on the Fifth Amendment Effective Date, (2) pay any fees and expenses in connection with amendments, refinancings, extensions, providing consents, waiving defaults or granting forbearances of or with respect to the Subordinated Term Loan Documents to the extent such fees are customary and do not exceed market rates, (3) make prefunded capitalized interest payments in respect of the Subordinated Term Loan Debt in accordance with the terms of the Subordinated Term Loan Documents (as in effect on the Fifth Amendment Effective Date or as amended as permitted hereunder), in the form of additional indebtedness having substantially the same terms, (4) subject to clause (C) below, commencing on and after January 1, 2008, (A) without duplication, make regularly scheduled payments in cash of interest, on an unaccelerated basis, in respect of the Subordinated Term Loan Debt when due in accordance with the terms of the Subordinated Term Loan Documents (as in effect on the Fifth Amendment Effective Date or as amended as permitted hereunder) and (B) pay the facility fee in the amount of $62,500 and the first installment of the success fee in the amount of $125,000 which are due and payable on the first anniversary of the Fifth Amendment Effective Date, (5) subject to clause (C) below, commencing on and after January 1, 2008, make payments in cash of principal and interest in respect of the Additional Subordinated Term Loans when due in accordance with the terms of the Subordinated Term Loan Documents (as in effect on the Fifth Amendment Effective Date or as amended as permitted hereunder), and (6) subject to clause (C) below, on or after the Subordinated Term Loan Termination Date, repay the outstanding and unpaid balance of the Subordinated Term Loan Debt (including outstanding and unpaid principal and interest, the second installment of the success fee in the amount of $52,100 which is payable on the Junior Debt Termination Date, and any other fees and other amounts) in accordance with the terms of the Subordinated Term Loan Agreement (as in effect on the Fifth Amendment Effective Date or as amended as permitted hereunder);

5

(B) upon the receipt by Borrower of Net Proceeds of (1) any disposition, whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise (including any such transaction effected by way of merger or consolidation), of any stock or other property (whether real, personal or mixed) of Borrower, but excluding dispositions of Inventory or Accounts, (2) the issuance or sale of any stock of Borrower or of any Subsidiary of Borrower (other than (x) the issuance of stock to employees of Borrower pursuant to an employee stock option plan, and (y) the issuance of stock to Borrower or any Subsidiary of Borrower), or (3) the issuance or incurrence of any Funded Debt (other than under this Agreement), then subject to clause (C) below, one hundred percent (100%) of such Net Proceeds may be applied to make a mandatory prepayment of principal in respect of the Subordinated Term Loan Debt but solely to the extent permitted under the Subordinated Term Loan Intercreditor Agreement; and

(C) notwithstanding the foregoing, Borrower shall not make any payment or prepayment permitted by subsections (f)(iii)(A)(4), (f)(iii)(A)(5), (f)(iii)(A)(6) and (f)(iii)(B) above unless each of the following conditions is satisfied: (1) Bank shall have received not less than two (2) Business Days’ prior written notice of the intention of Borrower to make a mandatory prepayment permitted by clause (B) above, (2) prior to any such payment or prepayment, Bank shall have received the most recent Borrowing Base Certificate required to be delivered pursuant to Section 5.6(a) hereof, duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank, (3) prior to any such payment or prepayment, Bank shall have received the most recent monthly consolidated and consolidating financial statements required to be delivered pursuant to Section 5.6(b) hereof, (4) as of the date of such payment or prepayment prior to December 31, 2007 and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment or prepayment, on a pro forma basis, Availability shall be greater than $2,500,000, (5) as of the date of such payment or prepayment on or after January 1, 2008 and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment or prepayment, on a pro forma basis, Availability shall be greater than $1,000,000, and (6) on the date of any such payment or prepayment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

6

(iv) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the Subordinated Term Loan Debt or any of the Subordinated Term Loan Documents, except, that, Borrower may, after prior written notice to Bank, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion thereof (other than pursuant to payments thereof), or to reduce the interest rate or any fees payable in connection therewith, or to release any Liens in any assets and properties of Borrower or Obligor, or to make any covenants contained therein less restrictive or burdensome as to Borrower or Obligor or as is otherwise more favorable to Borrower or Obligor in the good faith determination of Bank, or (B) redeem, retire, defease, purchase or otherwise acquire the Subordinated Term Loan Debt (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose,

(v) Borrower shall furnish to Bank all material notices or demands in connection with the Subordinated Term Loan Debt either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be; and

(vi) the Liens of Subordinated Term Loan Agent and the other terms of the Subordinated Term Loan Debt shall be subject to the Subordinated Term Loan Intercreditor Agreement;

(g) other Subordinated Debt issued by Borrower subordinated in favor of Bank pursuant to an executed subordination agreement on terms and conditions satisfactory to Bank in all respects not exceeding $500,000 in aggregate principal amount at any time outstanding;

(h) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default hereunder); and

(i) Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof.”

5.         Liens. Section 6.2 of the Loan Agreement is hereby amended by (a) deleting “and” following subsection (f) of such Section and (b) inserting the following immediately prior to the period at the end of such Section:

“; and (h) Liens upon the Collateral in favor of Subordinated Term Loan Agent to secure the Subordinated Term Loan Debt under the Subordinated Term Loan Documents to the extent permitted under Section 6.1(f) hereof; provided, that, such Liens shall at all times be subject and subordinate to the Liens of Bank and otherwise shall at all times be subject to the terms of the Subordinated Term Loan Intercreditor Agreement.”

6.         Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Section 6.13 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

7

“6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for (x) the sale of Inventory in the ordinary course of business, (y) the sale of property or assets outside the ordinary course of business in the aggregate amount not to exceed $100,000 during any twelve (12) consecutive month period, and (z) the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.”

7.         Financial Covenants. Section 7 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7. Financial Covenants. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

(a) Fixed Charge Coverage Ratio. At the end of each month, commencing with the month of December 2007, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than the following amounts for the immediately preceding twelve (12) month trailing period:

Required Fixed Charge Coverage Ratio	Twelve (12) Months Ending
0.90 to 1.0	December 2007 through and including March 2008
1.00 to 1.0	April 2008 through and including May 2008
1.05 to 1.0	June 2008 through and including September 2008
1.10 to 1.0	October 2008 and each month thereafter

(b) Capital Expenditures. Commencing January 1, 2008, Borrower shall not permit the aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries during any fiscal year of Borrower to exceed $4,500,000.”

8.         Events of Default. Section 8.1 of the Loan Agreement is hereby amended by inserting the following immediately prior to the period at the end of such Section:

“(o) any “Event of Default” as defined in the Subordinated Term Loan Agreement and the other Subordinated Term Loan Documents shall exist or have occurred and be continuing”.

9.         Amendment Fee; Reimbursement of Expenses. In addition to all other fees, charges, interest and expenses payable by Borrower to Bank under the Loan Agreement and the other Loan Documents, Borrower shall pay to Bank an amendment fee in the amount of $37,500 (the “Amendment Fee”), which fee shall be fully earned and payable on the date hereof. Bank may, at its option, charge the Amendment Fee to the loan account of Borrower maintained by Bank. Borrower agrees to reimburse the Bank, on demand, for all costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Amendment.

8

10.       Conditions Precedent. This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Bank:

(a) Bank shall have received payment of the Amendment Fee in immediately available funds;

(b) Borrower shall have reimbursed Bank for all of Bank’s outstanding legal fees and expenses incurred in connection with this Amendment in immediately available funds;

(c) Bank shall have received, in form and substance satisfactory to Bank, the Subordinated Term Loan Intercreditor Agreement, duly authorized, executed and delivered by Subordinated Term Loan Agent and acknowledged by Borrower;

(d) Bank shall have received, in form and substance satisfactory to Bank, an amended and restated Revolver Note, duly authorized, executed and delivered by Borrower in favor of Bank;

(e) Bank shall have received, in form and substance reasonably satisfactory to Bank, evidence that Borrower has consummated the transactions contemplated by the Subordinated Term Loan Documents and received cash or other immediately available funds in the aggregate amount of $5,000,000, net of any fees and expenses payable on the Fifth Amendment Effective Date constituting the net proceeds of the Subordinated Term Loan Debt made in accordance with the terms and conditions of the Subordinated Term Loan Documents;

(f) within thirty (30) days following the Fifth Amendment Effective Date, Bank shall have received Projections for Borrower covering the month to month period from October 2007 through and including December 2007;

(g) Bank shall have received, in form and substance reasonably satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Loan Documents; and

(h) Bank shall have received this Amendment, duly authorized, executed and delivered by Borrower and Obligor.

11.       Representations and Warranties. Borrower hereby represents and warrants to Bank as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans by Bank to Borrower:

(a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Loan Documents;

9

(b) the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof;

(c) the execution, delivery, and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound;

(d) this Amendment constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and

(e) Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Amendment.

12.       Acknowledgments and Stipulations. Borrower hereby acknowledges, stipulates, and agrees: (a) that (i) the total outstanding principal balance of the Revolver Loans on the date of this Amendment is due and owing, in accordance with the terms of the Loan Agreement and the Revolver Note, without any defense, counterclaim, deduction, recoupment or offset and (ii) to the extent that Borrower has any defense, counterclaim, deduction, recoupment or offset with respect to the payment by the Borrower of the Obligations or the payment or performance of Borrower of its obligations under the terms of any Loan Agreement to which it is a party, the same is hereby waived; and (b) the Loan Documents executed by Borrower are legal, valid, and binding obligations enforceable against Borrower in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and general principles of equity).

13.       No Novation. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect. Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

14.       Release. To induce the Bank to enter into this Amendment, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any). Borrower hereby acknowledges and agrees that the execution of this Amendment by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted. Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Amendment and any other documents executed and delivered in connection with this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time. Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

10

15.       Miscellaneous. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of .pdf or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument. A default by Borrower under this Amendment shall constitute an Event of Default under the Loan Agreement and the other Loan Documents.

[signatures set forth on the next page]

11

            IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower and Bank as of the day and year first above written.

BORROWER:

INNOTRAC CORPORATION

By: /s/ Scott D. Dorfman

Name:	Scott D. Dorfman
Title:	President

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Jeanette Childress

Name:	Jeanette Childress
Title:	Director

CONSENT AND REAFFIRMATION OF OBLIGOR

The undersigned (i) acknowledges receipt of the foregoing Amendment (the “Amendment”), (ii) consents to the execution and delivery of the Amendment by the parties thereto and (iii) reaffirms all of his obligations under the Security Agreement dated as of April 16, 2007, executed by him in favor of the Bank, and agrees that none of such obligations shall be affected by the execution and delivery of the Amendment.

/s/ Scott D. Dorfman
Scott D. Dorfman

12